Wilson Sonsini Goodrich & Rosati Professional Corporation 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746-5546 o: 512.338.5400 f: 512.338.5499
Exhibit 5.1
December 30, 2020

Lumos Pharma, Inc.
4200 Marathon Blvd., Suite 200
Austin, TX 78756

Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the sale and issuance from time to time by Lumos Pharma, Inc., a Delaware corporation (the “Company”), of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of no more than $50,000,000 (the “Shares”), pursuant to an effective shelf registration statement on Form S-3 (File No. 333-226366) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus dated July 22, 2019 (the “Base Prospectus”), as supplemented by the prospectus supplement dated December 30, 2020 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”). The offering and sale of the Shares are being made pursuant to the Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”), dated as of December 30, 2020, by and between the Company and Cantor Fitzgerald & Co.
We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto dated December 30, 2020 related to the offering of the Shares filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.
In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.
We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, for incorporation by reference into the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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